As filed with the Securities and Exchange Commission on January 31, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HERCULES CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	74-3113410
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

400 Hamilton Avenue, Suite 310, Palo Alto, CA	94301
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)	(ZIP CODE)

Hercules Capital, Inc. Amended and Restated 2018 Equity Incentive Plan

Hercules Capital, Inc. 2018 Non-Employee Director Plan

(Full title of the plan)

Manuel A. Henriquez Chairman and Chief Executive Officer Hercules Capital, Inc. 400 Hamilton Avenue, Suite 310 Palo Alto, CA 94301 (650) 289-3060	Copy to: Jay Alicandri Dechert LLP 1095 Avenue of the Americas New York, NY 10036 (212) 698-3800
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	6,700,000 shares	(2)	$12.80	$85,760,000.00	$10,394.11
Common Stock, par value $0.001 per share	300,000 shares	(3)	$12.80	$3,840,000.00	$465.41

(1)	Pursuant to Rule 416, this registration statement also covers such additional shares of our common stock as may be issued by reason of stock splits, stock dividends or similar transactions.
(2)	Represents common stock reserved for issuance under the Hercules Capital, Inc. Amended and Restated 2018 Equity Incentive Plan.
(3)	Represents common stock reserved for issuance under the Hercules Capital, Inc. 2018 Non-Employee Director Plan.
(4)

Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and 457(h)(1) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of our common stock as reported on the New York Stock Exchange on January 29, 2019.

EXPLANATORY NOTE

This Registration Statement on Form S-8 hereby registers 6,700,000 additional shares of Hercules Capital, Inc.’s (the “Company”) common stock, par value $0.001 per share (the “Common Stock”), under the Company’s Amended and Restated 2018 Equity Incentive Plan and 300,000 additional shares of Common Stock under the Company’s 2018 Non-Employee Director Plan.

At the Company’s annual meeting of stockholders on June 28, 2018, the stockholders approved the Amended and Restated 2018 Equity Incentive Plan (formerly known as the Amended and Restated 2004 Equity Incentive Plan) to increase the number of shares of Common Stock which can be issued thereunder by 6,700,000 shares of Common Stock, and the Company subsequently adopted the Amended and Restated 2018 Equity Incentive Plan accordingly.

At the Company’s annual meeting of stockholders on June 28, 2018, the stockholders approved the 2018 Non-Employee Director Plan, and the Company subsequently adopted the 2018 Non-Employee Director Plan accordingly. As a result, the Company is authorized to issue up to 300,000 shares of Common Stock and make grants of restricted stock and other stock-based awards to certain of the Company’s employees under the 2018 Non-Employee Director Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of Form S-8 will be sent or given to the participants in the Hercules Capital, Inc. Amended and Restated 2018 Equity Incentive Plan and the Hercules Capital, Inc. 2018 Non-Employee Director Plan, as applicable, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Hercules Capital, Inc. (the “Company”) will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company will furnish to the Commission or its staff a copy or copies of all of the documents included in that file. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The Company hereby incorporates in this Registration Statement, or will be deemed to have incorporated, herein by reference the following documents:

(a)(1)

The Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Commission on February 22, 2018, as amended by the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2017, as filed with the Commission on April 30, 2018;

(b)(1)	The Company’s Current Report on Form 8-K, as filed with the Commission on January 9, 2018;

(b)(2)	The Company’s Current Report on Form 8-K, as filed with the Commission on February 22, 2018;

(b)(3)	The Company’s Current Report on Form 8-K, as filed with the Commission on March 5, 2018;

(b)(4)	The Company’s Quarterly Report on Form 10-Q, as filed with the Commission on May 3, 2018;

(b)(5)	The Company’s Current Report on Form 8-K, as filed with the Commission on May 3, 2018;

(b)(6)	The Company’s Current Report on Form 8-K, as filed with the Commission on May 15, 2018;

(b)(7)	The Company’s Current Report on Form 8-K, as filed with the Commission on June 1, 2018;

(b)(8)	The Company’s Current Report on Form 8-K, as filed with the Commission on June 13, 2018;

(b)(9)	The Company’s Current Report on Form 8-K, as filed with the Commission on June 29, 2018;

(b)(10)	The Company’s Current Report on Form 8-K, as filed with the Commission on July 12, 2018;

(b)(11)	The Company’s Quarterly Report on Form 10-Q, as filed with the Commission on August 2, 2018;

(b)(12)	The Company’s Current Report on Form 8-K, as filed with the Commission on August 2, 2018;

(b)(13)	The Company’s Current Report on Form 8-K, as filed with the Commission on August 6, 2018;

(b)(14)	The Company’s Current Report on Form 8-K, as filed with the Commission on August 22, 2018;

(b)(15)	The Company’s Current Report on Form 8-K, as filed with the Commission on September 4, 2018;

(b)(16)	The Company’s Current Report on Form 8-K, as filed with the Commission on September 5, 2018;

(b)(17)	The Company’s Current Report on Form 8-K, as filed with the Commission on September 6, 2018;

(b)(18)	The Company’s Quarterly Report on Form 10-Q, as filed with the Commission on November 1, 2018;

(b)(19)	The Company’s Current Report on Form 8-K, as filed with the Commission on November 1, 2018;

(b)(20)	The Company’s Current Report on Form 8-K, as filed with the Commission on November 2, 2018;

(b)(21)	The Company’s Current Report on Form 8-K, as filed with the Commission on December 6, 2018;

(b)(22)	The Company’s Current Report on Form 8-K, as filed with the Commission on December 11, 2018;

(b)(23)	The Company’s Current Report on Form 8-K, as filed with the Commission on December 18, 2018;

(b)(24)	The Company’s Current Report on Form 8-K, as filed with the Commission on January 7, 2019;

(b)(25)	The Company’s Current Report on Form 8-K, as filed with the Commission on January 15, 2019;

(b)(26)	The Company’s Current Report on Form 8-K, as filed with the Commission on January 17, 2019;

(b)(27)	The Company’s Current Report on Form 8-K, as filed with the Commission on January 22, 2019;

(c)

The description of the Company’s Common Stock referenced in the Company’s Registration Statement on Form 8-A (No. 001-35515), as filed with the Commission on April 17, 2012, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby.

Each document filed subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”).

The Company’s charter authorizes it, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to obligate itself to indemnify any present or former director or officer or any individual who, while a director or officer of the Registrant and at its request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and, under certain circumstances and provided certain conditions have been met, to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Company’s bylaws obligate it, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at its request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and, under certain circumstances and provided certain conditions have been met, to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit the Company to indemnify and, under certain circumstances and provided certain conditions have been met, advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any of its employees or agents or any employees or agents of its predecessor. In accordance with the 1940 Act, the Company will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. Additionally, the Company will not indemnify any person with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that their action was in the best interests of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person in the successful defense of an action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Company carries liability insurance for the benefit of its directors and officers (other than with respect to claims resulting from the willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office) on a claims-made basis of up to $3,000,000, subject to a $250,000 retention and the other terms thereof.

The above discussion of Maryland and Federal law and the Company’s amended and restated charter is not intended to be exhaustive and is respectively qualified in its entirety by such statute and our restated certificate of incorporation.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

4.1

Articles of Amendment, dated as of April 3, 2015 (Incorporated by reference to Exhibit (a)(4) to the Company’s Registration Statement on Form N-2 (File No. 333-203511), as filed with the Commission on April 20, 2015)

4.2	Articles of Amendment, dated as of February 23, 2016 (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, as filed with the Commission on February 25, 2016)

4.3	Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, as filed with the Commission on February 25, 2016)

4.4*	Hercules Capital, Inc. Amended and Restated 2018 Equity Incentive Plan

4.5*	Hercules Capital, Inc. 2018 Non-Employee Director Plan

4.6

Specimen certificate of the Company’s Common Stock (Incorporated by reference to Exhibit 4(a) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Commission on February 25, 2016)

5.1*	Opinion of Dechert LLP

23.1*	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Dechert LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page)

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 31st day of January, 2019.

HERCULES CAPITAL, INC.

By:	/s/ MANUEL A. HENRIQUEZ
Name:	Manuel A. Henriquez
Title:	Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Manuel A. Henriquez and David M. Lund and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and any and all amendments thereto, including post-effective amendments and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Manuel A. Henriquez	Chairman of the Board, President and Chief Executive Officer	January 31, 2019
Manuel A. Henriquez	(principal executive officer)

/s/ David M. Lund	Interim Chief Financial Officer	January 31, 2019
(principal financial and accounting officer)

/s/ Robert P. Badavas	Director	January 31, 2019

/s/ Thomas J. Fallon	Director	January 31, 2019

/s/ Jorge Titinger	Director	January 31, 2019

/s/ Joseph F. Hoffman	Director	January 31, 2019

/s/ Doreen Woo Ho	Director	January 31, 2019

/s/ Brad Koenig	Director	January 31, 2019

/s/ Carol L. Foster	Director	January 31, 2019